Exhibit 99.1

FOR IMMEDIATE RELEASE

	Investor Contacts:	Melissa Rose
410-953-1218

Bill Forrest
Gleacher Partners LLC
212-418-4200

Media Contact:

Erin Somers

410-953-2405

MAGELLAN HEALTH SERVICES
SECURES COMMITMENT FOR REFINANCING
OF SENIOR SECURED DEBT

Deutsche Bank Commits to
$230 Million Credit Facility to Reorganized Magellan

COLUMBIA, Md. – August 1, 2003 – Magellan Health Services, Inc. (OCBB: MGLH) today announced that it has accepted a letter from Deutsche Bank under which Deutsche Bank has committed, subject to certain conditions, to provide Magellan with a credit facility totaling $230 million effective on Magellan’s exit from its Chapter 11 bankruptcy proceedings.  The new credit facility will replace the credit facility contemplated by the Plan of Reorganization filed by Magellan on March 26, 2003 and will provide reorganized Magellan with more favorable terms and greater financial flexibility than it would have had under the previously contemplated credit facility.

The commitment for the new facility has the support of the Official Committee of Unsecured Creditors appointed in Magellan’s Chapter 11 case.  Magellan stated that it expects to consummate the new facility upon its emergence from Chapter 11 in September 2003.

“The refinancing of Magellan’s senior secured debt through the Deutsche Bank commitment further enhances the prospective strength and value of reorganized Magellan,” said Steven J. Shulman, CEO of Magellan Health Services.  “In Deutsche Bank, Magellan will have a strong financial partner that shares the goal of positioning the company to compete and succeed when it emerges from Chapter 11. We are pleased with the commitment Deutsche Bank has delivered and look forward to a mutually rewarding relationship with them.”

Mark S. Demilio, chief financial officer of Magellan, stated, “With this new credit facility and the equity commitment we previously announced, we expect to exit Chapter 11 with a strong and sustainable balance sheet and the financial flexibility to continue to enhance service and product offerings for our members, customers and providers while investing in Magellan’s future as the industry leader.  Deutsche Bank’s

MAGELLAN HEALTH SERVICES SECURES COMMITMENT FOR REFINANCING OF SENIOR SECURED DEBT

commitment is further evidence of the confidence that the financial community has in the strength of our business and the prospects for our future performance.”

The new credit facility will have a maturity of approximately five years compared to approximately two years under the previously contemplated credit facility.  Interest rates under the new facility are contemplated to be less than under the previously contemplated facility.  The components of the new facility will be term loans of $100 million; the ability to borrow additional funds, and/or issue letters of credit, of up to $50 million under a revolving loan facility; and the ability to issue letters of credit of up to $80 million under a separate letter of credit facility.  Magellan will use the proceeds from the term loans, as well as cash on hand, to pay in full the outstanding loans under its current credit facility of approximately $160 million.  Letters of credit currently outstanding and supported by the current credit facility will be supported by the new facility.

The complete terms of the commitment letter will be filed with the U.S. Bankruptcy Court for the Southern District of New York.

The Deutsche Bank commitment is subject to certain conditions as set forth in the commitment letter, including approval by the Bankruptcy Court having jurisdiction over Magellan’s Chapter 11 case and certain other conditions customary for commitments of this nature.  The consummation of the new facility with Deutsche Bank and the effectiveness of Magellan’s restructuring are conditioned on confirmation and consummation of the Plan in accordance with the U.S. Bankruptcy Code.

Gleacher Partners LLC is serving as financial advisor to Magellan Health Services, and Weil, Gotshal & Manges LLP is bankruptcy counsel to Magellan Health Services.

About Magellan:  Headquartered in Columbia, Md., Magellan Health Services (OCBB: MGLH), is the country’s leading behavioral managed care organization, with approximately 65 million covered lives. Its customers include health plans, corporations and government agencies.

Safe Harbor Statement:  Certain of the statements made in this document including the success of any restructuring constitute forward looking statements contemplated under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to known and unknown uncertainties and risks which could cause actual results to differ materially from those contemplated or implied by such forward looking statements including: the ability of the Company to obtain the consent of the Bankruptcy Court for the transactions referred to above, the ability to obtain the acceptances from its creditors necessary to consummate the proposed restructuring, the Company’s obtaining Bankruptcy Court approval of a disclosure statement related to the Plan of Reorganization and any other needed approvals, and confirmation and consummation of the Proposed Plan of Reorganization, service issues arising with certain customers, terminations by customers, operating results or cash flows differing from those contemplated or implied by such forward looking statements, the impact of new or amended laws or regulations, governmental inquiries, outcome of ongoing litigation, interest rate increases, unanticipated increases in the costs of care and other factors. Any forward looking statements made in this document are also qualified in their entirety by these risks and the complete discussion of risks set forth under the caption “Cautionary Statements” in Magellan’s Annual Report on Form 10-K/A for the year ended September 30, 2002 filed with the Securities and Exchange Commission on January 23, 2003.

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